Anacomp(R) Board of Directors Elects
                 Michael E. Tennenbaum as Chairman of the Board


SAN DIEGO, CA - March 17, 2004 - Anacomp, Inc. (OTC BB: ANCPA), announced today that its Board of Directors has elected Michael E. Tennenbaum as Chairman of the Board. Mr. Tennenbaum became a member of the Board in February 2003. He has been the Managing Member of Tennenbaum & Co., LLC, a private investment firm since its inception in June 1996 and is the Senior Managing Partner of Tennenbaum Capital Partners, LLC, which is Anacomp's largest shareholder. Mr. Tennenbaum currently serves as the Chairman of the Board of Pemco, a Nasdaq listed aircraft maintenance and modification company and as Vice Chairman of Party City Corporation, a publicly-traded retailer of party goods and supplies.

The Company also announced that after serving as Chairman of the Board since November 2001 and guiding the company through its successful restructuring, Edward P. (Phil) Smoot has decided to retire as a Director. Mr. Smoot will remain as a consultant to the Company through the end of the year. "On behalf of Anacomp we all wish to thank Phil for his tremendous contributions in successfully positioning the Company for the future. We certainly are very grateful to Phil and wish him the best in his future endeavors," said Jeffrey Cramer, president and CEO.

                                 About Anacomp

Anacomp, Inc. provides comprehensive information outsourcing, maintenance support, and imaging and print solutions to more than 7,000 businesses and organizations. Founded in 1968 and headquartered in San Diego, Anacomp offers a full range of solutions for the secure capture, production, presentation, retrieval and archive of critical business documents, as well as professional services for mass storage, computing and networking equipment. For more information, visit Anacomp's web site at www.anacomp.com. Contact: Linster W. Fox, Anacomp Executive Vice-President and Chief Financial Officer, 858-716-3609 or LFox@anacomp.com.

                                      # # #

Anacomp's news releases are distributed  through  PRNewswire and can be accessed
via  the  Internet   (www.anacomp.com  or  www.prnewswire.com).   Anacomp  is  a
registered trademark of Anacomp, Inc.